Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street | New York, NY 10019-6131 | tel 212.858.1000 | fax 212.858.1500

November 13, 2023

Consumers Energy Company
Consumers 2023 Securitization Funding LLC
One Energy Plaza
Jackson, Michigan 49201

Ladies and Gentlemen:

We are acting as counsel for Consumers Energy Company, a Michigan corporation (“Consumers Energy”), and Consumers 2023 Securitization Funding LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance and sale by the Company of Senior Secured Securitization Bonds, Series 2023A (the “Securities”) pursuant to the Registration Statement on Form SF-1 (File Nos. 333-274648 and 333-274648-01) (the “Registration Statement”), as amended, filed by Consumers Energy and the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related preliminary prospectus, subject to completion, dated November 13, 2023 contained therein (the “Preliminary Prospectus”) and prospectus applicable to the offer and sale of the Securities to be filed with the Commission (the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”) relating to the offer and sale of the Securities. The Securities will be issued under the Indenture, between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee, securities intermediary and account bank (the “Trustee”), in the form filed as Exhibit 4.1 to the Registration Statement, together with a Series Supplement between the Company and the Trustee establishing the form and terms of such Securities in the form included in such Exhibit 4.1 to the Registration Statement (collectively, the “Indenture”).

We have reviewed the Registration Statement, the Prospectus, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such limited liability company proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals and the genuineness of all signatures and the legal capacity of all natural persons. In delivering this letter, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, the underwriters of the Securities and the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

2. The Company has limited liability company power and authority to execute and deliver the Indenture, to authorize and issue the Securities and to perform its obligations under the Indenture and the Securities.

3. When (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, (b) the member or managers of the Company have taken all necessary limited liability company action to approve the issuance and establish the Securities, the terms of the offering of the Securities and related matters and (c) the Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and as contemplated by the Registration Statement and the Prospectus, the Securities will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that (a) at or prior to the time of the delivery of the Securities, the Registration Statement, including any amendments thereto, will be effective under the Act and the Final Prospectus will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the issuance of the Securities, neither the member of the Company nor the managers of the Company shall have rescinded or otherwise modified their authorization of the Securities, and (c) with respect to the issuance of the Securities, neither the establishment of any terms of the Securities after the date hereof nor the issuance and delivery of, or the performance of the Company’s obligations under, the Securities will (x) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (y) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties or (iv) any applicable law (other than the Delaware Limited Liability Company Act and the law of the State of New York in each case as in effect on the date hereof).

Our opinions set forth in this letter are limited to the Delaware Limited Liability Company Act and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to (a) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934 and maintained by Consumers Energy for the purpose of complying with such rule and (b) the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP